Exhibit 10.1

 December 12, 2016

Kelly G. Howard

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Dear Kelly:

I am pleased to extend you an offer to become General Counsel, Executive Vice President and Corporate Secretary of Real Industry, Inc. (the “Corporation”). You will report to the Chief Executive Officer of the Corporation.  Upon your execution of this letter agreement, your employment with the Corporation will begin on or about December 12, 2016.

Your base rate of annual compensation will be $325,000, subject to annual review for increase (but not subject to decrease without your consent).  In addition, you will be entitled to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as currently in effect or approved by the compensation committee in the future. This will include, without limitation, the annual cash incentive program for 2017 and all other years during which you are employed by the Corporation, based on specific individual and corporate performance criteria as recommended and approved by the compensation committee. Your bonus target during the period of your employment with the Corporation will be 65% of your base annual compensation.

In order to align your interests with those of the rest of the management team and our stockholders, as well as induce you to accept this offer of employment and in connection with your agreement to serve as General Counsel, Executive Vice President and Corporate Secretary, you will be granted two restricted stock awards:

1. A restricted stock award in the amount of $100,000, vesting in whole and not in part, six months following the grant date based upon your continued and uninterrupted employment by the Corporation, provided, however, that such restricted stock award shall not be transferable in any manner for a period of one year following the grant date; provided, further, that such restrictions upon transfer shall not limit your ability to elect to satisfy the withholding requirement by having the Corporation withhold shares of vested restricted stock with a fair market value, as of the date of such withholding, sufficient to satisfy the withholding obligation; and

2. A restricted stock award in the aggregate amount of $100,000, vesting in three equal annual installments on the first, second and third anniversary of the grant date based upon your continued and uninterrupted employment by the Corporation.

The number of shares issued under each such restricted stock award shall be determined by dividing the grant value by the closing price of the common stock of the Corporation on the Nasdaq on the date that such award is granted, rounded up to the nearest whole share.  The grant date is expected to be on or about the first day of your employment.  These restricted stock awards will be issued pursuant to two Restricted Stock Award Agreements, by and between you and the Corporation, dated as of the date of grant. You will also be eligible to receive other discretionary bonuses and to participate in all equity

15301 Ventura Boulevard Suite 400, Sherman Oaks, CA 91403

programs approved by the compensation committee in their discretion from time to time, which currently include, without limitation, the Long Term Incentive Plan (LTIP).  All equity holdings, including vested and unvested grants, are subject to the stock ownership guidelines for senior management.

In the event that the Corporation asks you to relocate to a location greater than 45 miles from your then-current residence, the Corporation will reimburse you for your actual costs of relocation  (upon your submission of valid invoices), up to a cap of $60,000, grossed-up for tax purposes.

At all times during your employment with the Corporation you will be (i) eligible to participate in all of the Corporation’s benefit plans, programs and policies applicable to senior officers of the Corporation, which include, without limitation, the Corporation’s 401(k) savings plan, such senior officer perquisites as are described in the Corporation’s annual proxy statement, various life, health and accident insurance plans and savings plan, (ii) indemnified to the fullest extent permitted by Delaware law and covered by any Director and Officer Liability insurance maintained by the Corporation for its senior executive officers (which, for the avoidance of doubt, shall continue to cover you after the termination of your employment with respect to any liability with respect to your employment, subject to applicable standards of conduct under the Delaware General Corporation Law, any director and officer indemnification agreement entered into with the Corporation and/or applicable Director and Officer Liability insurance policies, as the case may be) and (iii) a participant in the Management Continuity Plan for Senior Officers (or any successor thereto) (the “Continuity Plan”) as an Executive Vice President.

You will be subject to the policies and practices of the Corporation as are applicable to senior officers, including (i) execution of a confidentiality, inventions and non-competition agreement, (ii) reimbursement of business expenses (including professional dues and continuing legal education courses), and (iii) payroll policies.

Please acknowledge acceptance of this offer by signing below and returning one copy to my attention.  Welcome to Real Industry, and we wish you luck in your new position.

Sincerely,

REAL INDUSTRY, INC.

By:	/s/ Kyle Ross
Name:	Kyle Ross
Title:	President, Interim Chief Executive Officer and Chief Investment Officer

Accepted:

/s/ Kelly G. HowardDated:  December 12, 2016

Kelly G. Howard

cc:    William Hall, Chairman of the Board

Peter C.B. Bynoe, Chairman of the Compensation Committee